Exhibit 10.31

MASTER LOAN AGREEMENT

DATED AS OF DECEMBER 2, 2013

AMONG

ORM Timber Fund III (REIT) Inc.

AS BORROWER

AND

NORTHWEST  FARM CREDIT SERVICES, FLCA
NORTHWEST  FARM CREDIT SERVICES, PCA

AS LENDERS

MASTER LOAN AGREEMENT TABLE OF CONTENTS

TERMS :	SECTION
Definitions	1
Loans	2
Loans	2.01
Fees	2.02
Evidence of Debt.	2.03
Payments Generally	2.04
Accounting Terms	2.05
Conditions Precedent	3
Documents Required for the Closing	3.01
Conditions Precedent to Advances under all Loans	3.02
Liens	4
Creation of Liens	4.01
Perfection of Liens	4.02
Priority	4.03
Representations and Warranties	5
Representations and Warranties of Borrower	5.0 1
Representations and Warranties of Lender	5.02
Survival	5.03
Covenants	6
Affirmative Covenants	6.01
Financial Covenants	6.02
Negative Covenants	6.03
Prepayment and Breakage Fees	7
Prepayment Fee	7.01
Breakage Fee	7.02
Participation	7.03
Default	8
Events of Default	8.01

Master Loan Agreement
ORM Timber Fund III (REIT) Inc.

MASTER LOAN AGREEMENT
TABLE OF CONTENTS, continued

TERMS	SECTION
Acceleration	8.02
Default Interest.	8.03
Notice and Opportunity to Cure	8.04
Enforcement and Waiver; Indemnity	9
Enforcement and Waiver by Lender	9.01
Indemnity; Waiver of Damages by Borrower.	9.02
Notices	10
Notice and Other Communications; Email and FAX Copies	10.01
Participation	11
Governing Law; Jurisdiction; Etc	12
Governing Law	12.01
Submission to Jurisdiction	12.02
Waiver of Venue	12.03
Service of Process	12.04
Waiver of Jury Trial	12.05
Consultation with Counsel	12.06
Expenses and Indemnification	12.07
Miscellaneous	13
Construction	13.0 1
Binding Effect, Assignment and Entire Agreement	13.02
Severability	13.03
No Personal Liability	13.04

Exhibit A : Form of Compliance Certificate
Exhibit B: Covenant Compliance Worksheet
Exhibit C: Allowable Annual Cut Worksheet

Master Loan Agreement
ORM Timber Fund III (REIT) Inc.

MASTER LOAN AGREEMENT

THIS MASTER LOAN AGREEMENT (this "Loan Agreement") is made and entered into effective December 2, 2013, by and between Lender, as defined below, and Borrower, as defined below.

RECITALS

WHEREAS, Borrower has requested that Lender make a $17,980,000.00 term loan to Borrower;

WHEREAS, Lender has agreed to make the requested Loan available to Borrower on the terms and conditions hereinafter set forth which shall apply to Note No. 6214502 and any future Loans made subject hereto.

NOW THEREFORE, IN CONSIDERATION of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.   Definitions.    Capitalized  terms not  otherwise defined  herein  shall have  the meanings given in the Note(s) or other Loan Documents.  As used herein:

"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Appraisal Update" means a written report of the Timberland that is an annual update to the Certified Appraisal to be provided to Lender pursuant to Section 6.01.b.xi herein.

"Appraised Timberland Value" means the value determined pursuant to the most recent appraisal or appraisal update required to be provided to Lender pursuant to Section 6.01.b.xi herein, and which is acceptable to Lender.

"Asset Disposition" means any sale, lease, transfer or other disposition (including any such transaction effected by way of merger, amalgamation or consolidation) by Borrower, subsequent to the Closing Date of any asset (including stock or other equity interests in Borrower), including without limitation, any sale leaseback transaction (whether or not involving a Capital Lease), but excluding (a) the sale of standing Timber in the ordinary course of business for fair consideration, (b) the sale or disposition of obsolete machinery and equipment no longer used or useful in the conduct of such Person's business (except for assets which are security for Lender's Loans), (c) transfers of cash and assets to any Related Parties, and (d) the sale of or realization on delinquent receivables.

"Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

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"Bankruptcy Event" means, with respect to any Person, the occurrence of any of the following with respect to such Person: (a) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person, or for any substantial part of its Property, or ordering the winding up or liquidation of its affairs; or (b) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person, or for any substantial part of  its Property, or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for  a period of 60 consecutive days; or (c) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment or taking possession by  a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person, or for any substantial part of its Property, or make any general assignment for the benefit of creditors; or (d) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

"Borrower" means ORM Timber Fund III (REIT) Inc., a Delaware corporation and any Subsidiary of Borrower as may from time to time become a party hereto  (collectively "Borrower").

"Borrower's Obligations" means, without duplication, all of the obligations of  Borrower  to Lender whenever arising, under this Loan Agreement, the Notes or any of  the other Loan Documents, including without limitation, all principal, interest, monies advanced on behalf  of Borrower under the terms of the Loan Documents, and taxes, insurance premiums, costs and expenses, and fees and any amounts that would have accrued but for the automatic stay under the Bankruptcy Code.

"Breakage Fee" shall have the meaning given in Section 7.02 hereof.

"Business Day" means any day Lender is open for business in Spokane, Washington, except it shall not include Saturday, Sunday or a day that commercial banks in Spokane, Washington are closed. Provided however, for purposes of defining any date upon which an interest rate shall be determined by Lender using an Index other than published by Lender, Business Day means any day Lender and the Index Source are open for business except it shall not include  Saturday, Sunday or a day that commercial banks in Spokane, Washington are closed.

"Calculation Date" means the first three Fiscal Quarter-Ends and the Fiscal Year-End of Borrower.

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"Capital Lease" means, as applied to any Person , any lease of any Property by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

"Capital Stock" means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests, and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person .

"Certified Appraisal" means a written appraisal report performed by a state certified and licensed appraiser acceptable to Lender.

"Closing Date" for any particular Loan means the Business Day the associated Loan Documents are fully executed and delivered to Lender, following satisfaction of all conditions precedent or waiver thereof by Lender.

"Code" means the Internal Revenue Code of 1986, as amended or recodified, and any successor thereto, as interpreted by the rules and regulations promulgated thereunder, in each case as in effect from time to time.

"Collateral" for a Loan means the Property described in any Loan Document providing Lender a Lien in such Collateral. Collateral shall also mean all Property pledged to Lender after a Closing Date, as Collateral for Borrower's Obligations.

"Company" and "Companies" means Borrower , as well as any present or future Subsidiaries whose financial statements and accounting proced ures should, in accordance with GAAP, be consolidated with Borrower and ORM Timber Fund III LLC, a Delaware limited liability company and ORM Timber Fund III (Foreign) LLC, a Delaware limited liability company.

"Compliance Certificate" shall have the meaning given in Section 6.01.b.iii., and shall be in substantially the form of Exhibit A hereto.

"Consolidated Debt Coverage Ratio" means, for any Fiscal Year-End, Consolidated EBITDDA minus Distributions, divided by the sum of: (a) the current portion of long-term debt ("CPLTD") as of the prior Fiscal Year-End; and (b) Consolidated Net Interest Expense.

"Consolidated EBITDDA" means, for any period, the sum of : (a) Consolidated Net Income; (b) Consolidated Net Interest Expense; (c) consolidated depreciation expense; (d) consolidated depletion expense: (e) Consolidated Taxes; and (f) consolidated amortization expense, all as determined in accordance with GAAP .

"Consolidated Net Income" means, for any period, the net income after Consolidated Taxes for such period of Companies on a consolidated basis, as determined in accordance with GAAP.

Master Loan Agreement
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"Consolidated Net Interest Expense" means, for any period, all interest expense (including the interest component under Capital Leases) of Companies on a consolidated basis for such period, net of all interest income for the same period, as determined in accordance with GAAP.

"Consolidated Taxes" means, as of any date of determination, total federal, state or other income taxes of Companies on a consolidated basis for such period, as determined in accordance with GAAP.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Covenant Compliance Worksheet" shall have the meaning given in Section 6.01.b.iii. hereof and shall have the form substantially of Exhibit B hereto.

"Deed of Trust" shall include, without limitation, a deed of trust, a trust deed, a mortgage, an assignment of real estate contract or other like security document encumbering real Property.

"Default Interest Rate" shall have the meaning provided in Section 8.03 hereof.

"Distributions" means cash or other Property paid to a Person by virtue of the Person's ownership in Borrower and or Borrower's Affiliates.

"Event of Default" shall have the meaning provided in Section 8.01 hereof .

"Fiscal Quarter" means the three month periods beginning January 1, April 1, July 1 and October 1.

"Fiscal Quarter-End" means each March 31, June 30, September 30 and December 31. "Fiscal Year" means the calendar year.

"Fiscal Year-End" means December 31.

"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the public accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

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"Governmental Authority" means the United States, any foreign state or nation, or any state, commonwealth , district, territory, agency, department, subdivision , court, tribunal or other instrumentality thereof.

"Guarantor" shall have the meaning as provided in each Note.

"Incipient Default" means an event that with the giving of notice or passage of time, or both, would become an Event of Default.

"Indebtedness" of any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations, including without limitation, intercompany items, of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtednes s of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guaranty obligations of such Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed). The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

"Intercompany Indebtedness" means any Indebtedness of a Borrower which (a) is owing to a Subsidiary, or Related Party, and (b) is by its terms subordinated to the payment of Borrower's Obligations on terms and conditions reasonably satisfactory to Lender.

"Investment," in any Person or Affiliate, means any loan or advance to such Person , any purchase or other acquisition of any Capital Stock, warrants, rights, options, obligations or other securities of, or equity interest in such Person, any capital contribution to such Person or any other investment in such Person, including without limitation, any guaranty obligation incurred for the benefit of such Person.

"Laws" means all ordinances , codes, statutes, rules, regulations , licenses, permits , orders, injunctions, writs or decrees of any Governmental Authority, and without limiting the generality of the foregoing, the following are Laws: the Internal Revenue Code of 1986 ("IRC"), the Employee Retirement Income Security Act of 1974 ("ERISA"), the Fair Labor Standards Act ("FLSA"), and the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA ").

Master Loan Agreement
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"Lender" means Northwest Farm Credit Services, FLCA or Northwest Farm Credit Services, PCA, as the case may be for a given Loan, each an association organized under the laws of the United States, together with its successors and assigns.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof) .

"Loan" means all principal amounts advanced by Lender to Borrower or on the account of Borrower or otherwise under a Note and the other Loan Documents evidencing such Loan which by its terms is made subject to this Loan Agreement, and all fees or charges incurred as provided for in the Note and the other Loan Documents, plus all interest accrued thereon.

"Loan Documents" means all of the Contractual Obligation associated with the Loan(s), including but not limited to: this Loan Agreement; the Note(s) the Membership Agreement(s); the Mortgage dated of or around even date herewith to be recorded in Grays Harbor and Pacific Counties, Washington; that certain Deed of Trust dated of or around even date herewith to be recorded in Siskiyou County, California, and any other Mortgages or Deed(s) of Trust as may be required by Lender; security agreement(s) ; financing statement(s); indemnities; Guaranty Agreement (Unconditional Payment); assignment(s); and other documents or instruments as required by Lender, executed in connection with the Loan(s), and any extensions, renewals, amendments, substitutions or replacements thereof.

"Loans" means two or more Loans.

"Material" means that which, in reasonable and objective contemplation, will or realistically might affect the business or property of a Person, or the Person's creditworthiness as to such business or property, in a significant manner.

"Material Adverse Effect" means a material adverse effect on (a) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of Borrower , (b) the ability of Borrower or its Related Parties to perform any Material obligation under the Loan Documents to which it is a party, or (c) the Material rights and remedies of Lender under the Loan Documents.

"MBF" means one thousand board feet of Merchantable Timber on the Collateral.

Master Loan Agreement
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"McCloud Timberlands" means approximately 18,900 acres of Timberland located in Siskiyou County, California, also known as the Trout Creek property.

"Membership Agreement" means that certain agreement executed by Borrower, concerning Borrower's agreement to purchase Stock, as that term is defined in the Membership Agreement, in Northwest Farm Credit Services, ACA ("ACA"), an affiliate of Lender.

"Merchantable Timber" means Merchantable Timber for the McCloud Timberlands and Merchantable Timber for the Willapa Timberlands.

"Merchantable Timber for the McCloud Timberlands" means Timber with a minimum 16 inch diameter at breast height 'dbh' and which can be harvested without violation of applicable laws and regulations.

"Merchantable Timber for the Willapa Timberlands" means Timber of acceptable quality of species identified in the appraisal completed for Lender, which are in excess of 35 years of age and which can be harvested without violation of applicable laws and regulations.

"Note"means the note evidencing a Loan and which contains a promise to pay a sum certain. "Notes" means two or more Notes.

"Organization" means a corporation, limited liability company, joint venture, firm business trust, estate, trust, partnership or association, two or more Persons having a joint or common interest, or any other legal or commercial entity.

"Organization Documents" means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; and (d) with respect to cooperatively owned organizations, the certificate or articles of incorporation, bylaws and membership agreement of such entity.

"Permitted Dispositions" means, so long as there is no Event of Default or Incipient Default, Collateral that Borrower may sell or exchange, provided that: (i) adequate access exists to the remaining collateral, to the satisfaction of Lender; (ii) no subdivision Law is violated by such sale or exchange; and (iii) the total dollar value of such sale(s) or exchange(s) is in an amount not to exceed 3% of the most recent Appraised Timberland Value in any Fiscal Year. A Permitted 1031 Exchange Transaction is not a Permitted Disposition.

"Permitted Liens" means:

Master Loan Agreement
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a. Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves, determined in accordance with GAAP, have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

b. Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfilled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves, determined in accordance with GAAP, have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

c. Liens (other than Liens created or imposed under ERISA) incurred or deposits made by Borrower in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and retum-of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

d. Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

e. Easements, rights-of-way, restnct10ns (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

f. Liens on Property securing purchase money Indebtedness (including Capital Leases and obligations under letters of credit) to the extent permitted hereunder, provided that any such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof;

g. Liens, if any, on Property securing Borrower's operating loan(s) but will not include Liens on Collateral for Lender's Loans;

h. Any interest of title of a lessor under, and Liens arising from UCC financing statements relating to, leases permitted by this Loan Agreement and the other Loan Documents;

i. Normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions; and

Master Loan Agreement
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j. Liens existing as of the Closing Date and set forth in any Collateral document; provided that no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date.

"Permitted 1031 Exchange Transaction" means an exchange transaction entered into by Borrower in accordance with Section 1031 of the Code pursuant to the terms of an exchange agreement or similar agreement between the Borrower and a qualified intermediary as defined in the Code (a "Qualified Intermediary") that provides for (i) the receipt by the Qualified Intermediary of all or a portion of the proceeds of such permitted disposition and the subsequent identification and purchase of qualifying replacement property in accordance with Section 1031 of the Code; and (ii) the right of Borrower to assign and grant a security interest in its rights in such agreement to Lender.

"Person" means an individual, an Organization or a Governmental Authority. "Prepayment Fee" shall have the meaning given in Section 7.01 hereof.

"Property" or "Properties" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

"Records" means correspondence, memoranda, tapes, discs, computer data, papers, certificates, books, cruise maps and other documents, or transcribed information of any type, whether expressed in ordinary or machine readable language.

"Regulation U or X" means Regulation U (12 CFR Part 221, Credit by banks and persons other than brokers and dealers for the purpose of purchasing or carrying margin stock) or Regulation X (12 CFR Part 224, Borrowers of securities credit) respectively, to the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

"Related Party or Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

"Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of Borrower or the effective equivalent thereof or any other duly authorized officer. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

"Solvent" or "Solvency" means, with respect to any Person as of a particular date, that on such date (a) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction , and is not about to engage in a business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including without limitation, contingent liabilities, of such Person, and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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"Subsidiary" means, as to any Person, (a) any corporation more than 50 percent of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50 percent equity interest at any time. Unless otherwise specified, all references herein to a "Subsidiary" or "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of Borrower.

"Timber" means timber, standing or severed, including without limitation all Merchantable Timber (living or dead), timber and pulpwood and which is pledged as Collateral.

"Timberland" means real property used primarily for, or contemplated for the primary use of, the growing and or harvesting Merchantable Timber and pledged as Collateral.

"Willapa Timberlands" means approximately l 0,688 acres of Timberland located m Grays Harbor County and Pacific County, Washington.

2.      Loans.

2.1   Loans. Subject to the terms and conditions set forth herein, Lender agrees to make Note No. 6214502 to Borrower on the Closing Date. Borrower agrees to pay the Notes and all Borrower's Obligations under the other Loan Documents according to their terms.

2.2   Fees. Borrower shall pay Lender's fees as set forth in each Note or separate fee letter.

2.3   Evidence of Debt. The Loan(s) made by Lender shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business. The accounts or records maintained by Lender shall be conclusive absent manifest error of the amount of the Loans made by Lender to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to Borrower 's Obligations.

Master Loan Agreement
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2.4   Payments Generally. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Lender in U.S. Dollars and in immediately available funds as further described in the Notes and according to the terms of the Notes.

2.5   Accounting Terms means, except as otherwise provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters to be delivered to Lender hereunder shall be prepared in accordance with GAAP, applied on a consistent basis.

3.   Conditions Precedent. The obligation of Lender to close and advance under the Loan(s) is subject to satisfaction of the following conditions precedent by Borrower on or before the Closing Date or to waiver thereof by Lender.

3.01         Documents Required for Closing. Unless waived by Lender, Borrower shall deliver the following to Lender:

a. Borrower and all other required parties shall have executed where appropriate and delivered to Lender, on or prior to the Closing Date, the Loan Documents, each in form and substance satisfactory to Lender;

b. A certified (as of the Closing Date) copy of resolution s, or equivalent, of the governing body of each Organization signing a Loan Document, authorizing the execution , delivery and ·performance of each of the Loan Documents to which it is a party and providing Lender an incumbency certificate for any Person authorized to execute the Loan Documents;

c. A certified (as of the Closing Date) copy of the most current Organization Documents , including any amendments thereto, of each such Person, together with a certificate (dated as of the Closing Date) of each such Person to the effect that such Organization Documents have not been amended since the date of the aforesaid certification;

d. A certificate (as of the most recent date practicable) of the relevant Secretary of State as to the current existence of each such Person, a certificate (as of the most recent date practicable) of the Secretary of State of each state in which the business activities or Property of such Person requires qualification as a foreign corporation or entity, as the case may be, and that such Person is duly qualified to transact business in that state as a foreign corporation or entity, as the case may be;

e. Evidence, as requested by Lender, that no condition shall exist which would constitute a Material Adverse Effect, in the opinion of Lender, in the business, operation or financial conditions of Borrower since the date of the Loan commitment;

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f. Financing statements from each Borrower or Person pledging Collateral to be filed in all jurisdictions, which in the opinion of Lender, are reasonably necessary to perfect the security interests created by the security agreement(s), to the extent such security interests can be perfected by filing; and current searches of appropriate filing offices in each state (and county, to the extent relevant) in which a Borrower has an office or otherwise conducts business (including without limitation, patent and trademark offices, secretaries of state and county recorders) showing that no state or federal tax liens have been filed and remain in effect against any Borrower, and that no financing statements or other notifications or filings have been filed and remain in effect against any Borrower, other than those for which Lender has received an appropriate release, termination or satisfaction or Permitted Liens;

g. If real Property is Collateral for one or more loans, an appraisal of the Collateral acceptable to Lender as determined by Lender in accordance with its policies and procedures, in an amount satisfactory to Lender. Lender will engage a state certified appraiser to perform the appraisal. The appraisal shall be for the sole and exclusive use of Lender. Provided, the appraisal for the Willapa Timberlands shall be provided to Lender post-closing but not later than December 31, 2014;

h. If real Property is Collateral for one or more Loans, a title insurance commitment acceptable to Lender;

i. Environmental report satisfactory to Lender;

j. General liability insurance in amounts as Lender may reasonably require and naming Lender as loss payee; and

k. Evidence that all other actions which, in the opinion of Lender, are reasonably necessary to perfect and protect the security interests created by the Loan Documents have been taken, including the recording in all jurisdictions of the Mortgages and or Deed of Trusts .

3.2   Conditions Precedent to Advances under all Loans. The obligation of Lender to fund any advance under any Loan(s) is subject to the additional conditions precedent:

a. Evidence as requested by Lender that no condition shall exist which would constitute a Material Adverse Effect, in the opinion of Lender, in the business, operation or financial conditions of Borrower at the time of the advance;

b. Borrower shall have complied with all conditions precedent contained herein and in Lender's escrow instructions and commitment letters for any Loan, if any;

c. Payment by Borrower to Lender of the following amounts:

1. Any unpaid balance of any Loan fees; and

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11. All unpaid costs and expenses to Lender; and

d. All representations and warranties made in the Loan Documents are true and correct.

4.      Liens.

4.01        Creation of Liens. As security for the prompt payment and performance of Borrower's Obligations, Borrower hereby agrees to assign and pledge to Lender all of its right, title and interest in and to, and grants to Lender, Liens upon the Collateral. In order to further evidence such Liens, upon Lender's request, Borrower shall execute, acknowledge where required for perfection purposes, and deliver on or before the Closing Date, the Deeds of Trust, consents, notices, subordinations, indemnities, assignments, security agreements, financing statements and other Loan Documents required by Lender.

4.2   Perfection of Liens. Borrower promises and hereby agrees to:

a. Authorize all financing statements, amendments and continuation statements and other documents as Lender may from time to time require in order to perfect, continue and reperfect its Lien in the Collateral;

b. Pay for or reimburse Lender for all reasonable costs of closing, including without limitation, all taxes, costs of filing the financing statements or recording the Deeds of Trust in such public offices as Lender may designate; and
c. Take such other steps as Lender may reasonably direct, including the noting of Lender's Lien on the Collateral and on any certificates of title therefore, to perfect Lender's Lien upon the Collateral.

The original, a copy or a memorandum of this Loan Agreement may be filed or recorded as a financing statement if Borrower fails or refuses to comply with the requirements of this Loan Agreement.

4.3            Release of Liens.

a. Permitted Dispositions. Provided there is no Event of Default or Incipient Default, Lender will release the lien(s) associated with the Collateral for a Permitted Disposition.

b. Permitted 1031 Exchange Transactions. Provided there is no Event of Default or Incipient Default, Lender will release the lien(s) associated with the Collateral in a Permitted 1031 Exchange Transaction.

c. Other Releases. Provided there is no Event of Default or Incipient Default, Borrower may request a partial release of Collateral, to the extent that the total outstanding principal balance of the Loan(s) does not exceed fifty percent (50%) of the Appraised Timber land Value following the release. If, at the time of such partial release request, the most recent Appraised Timberland Value is an Appraisal Update, Lender may require a new Certified Appraisal be received prior to such release. All releases will be subject to approval by Lender, which will not be unreasonably withheld. The partial release may be subject to and require an additional Excess Cutting Payment, payable at the time of such release. No release will be provided if the proposed Collateral to be released is integral to the Collateral, as reasonably determined by Lender.

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d. Expenses Associated with Lien Releases. Borrower shall pay Lender's reasonable expenses associated with the lien releases identified in this Section 4.03, including but not limited to, title insurance and appraisal costs.

5.             Representations and Warranties.

5.01         Representations and Warranties of Borrower. To induce Lender to enter into this Loan Agreement, Borrower represents and warrants to Lender as follows:

a. Borrower is a validly formed corporation that has been duly organized and exists and is in good standing under the laws of the jurisdiction in which it was organized, has the lawful power to own its properties and to engage in the business it conducts, and is duly qualified to do business in all other states where the nature of the business transacted by it or Property owned by it makes such qualification necessary ;

b. Borrower is not in default with respect to any Contractual Obligation so as to have a Material Adverse Effect on the consolidated financial condition of Borrower;

c. The execution, delivery and performance of the Loan Documents will not immediately or with the passage of time, or the giving of notice, or both :

i. Violate the Organizational Documents governing Borrower , or violate any Laws or result in a default under the terms of any Contractual Obligation to which Borrower is a party or by which Borrower or its respective Properties is bound; or

ii. Result in the creation or imposition of any Lien upon any of the Property of Borrower, except the Liens in favor of Lender;

d. Borrower has the power and authority to enter into and perform the Loan Documents to which it is a party or is bound, and to incur obligations, and has taken all action necessary to authorize the execution, delivery and performance of the Loan Documents to which it is a party or is bound ;

e. The Loan Documents , when delivered, will be legally valid and binding Contractual Obligations, enforceable in accordance with their respective terms;

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f. Borrower has good and marketable title to all of its Property and such Property is not subject to any Lien, except for Permitted Liens;

g. Companies' financial statements have been and will be prepared and presented and hereafter will present fully and fairly the financial condition of Companies at the dates thereto and the results of operations for the periods covered thereby. There have been no conditions so as to create a Material Adverse Effect in the financial condition or business of Companies since the date of Companies most recent annual financial statements;

h. Except as otherwise permitted herein, Companies have filed all federal, state and local tax returns and other reports that it was required by Law to file prior to the date hereof and that are Material to the conduct of its business; has paid or caused to be paid all taxes, assessments and other similar govenunental charges that were due and payable prior to the date hereof ; have made adequate provision for the payment of taxes which are accruing but not yet payable ; and have no knowledge of any deficiency or additional assessment in a Material amount in connection with any taxes which has not been provided for on their books;

i. To the best of its knowledge, after due diligence in investigating relevant matters, except as otherwise disclosed or to the extent that the failure to comply would not be Material to the conduct of the business of Borrower, it has complied with all applicable laws with respect to:

i. The products that it manufactures or sells or to the services it performs;

ii. The conduct of its businesses; and

iii. The use, maintenance and operation of the Properties owned or leased by it.

J. No representation or warranty by Borrower, as to its best knowledge, after due diligence in investigating relevant matters, contained herein or in any certificate or other document furnished pursuant hereto, or in the Loan Documents, contains any untrue statement of Material fact or omits to state a Material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made; and

k. To the best knowledge of Borrower, after due diligence in investigating relevant matters, each consent, approval or authorization of, or filing, registration or qualification with, any Person required to be obtained or effected by Borrower in connection with the execution and delivery of the Loan Documents , or the undertaking or performance of any obligation thereunder, has been duly obtained or effected.

1. No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying or trading in any securities. If requested by Lender, Borrower shall furnish to Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U . "Margin stock" within the meanings of Regulation U does not constitute more than 25 percent of the value of the consolidated assets of Borrower . None of the transactions contemplated by this Loan Agreement (including without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation U or X.

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m. Borrower is not subject to regulation under the Public Utility Holding Company Act of 2005 or the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, Borrower is not (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary" of a "holding company,"within the meaning of the Public Utility Holding Company Act of 2005, as amended.

n. Borrower has obtained all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property and to the conduct of its businesses.

o. Borrower is not in violation of any Law which violation could reasonably be expected to have a Material Adverse Effect.

p. Borrower is current with all Material reports and documents, if any, required to be filed with any state or federal securities commission or similar agency and is in full compliance in all Material respects with all applicable rules and regulations of such commissions .

5.2   Representations and Warranties of Lender. Lender represents and warrants to Borrower as follows:

a. Lender is a legal entity duly organized, validly existing and is in good standing under the Farm Credit Act of 1971, as amended, has the necessary power and authority to conduct the business in which it is currently engaged, is duly qualified to conduct its business and is in compliance with all Material requirements of law, except to the extent that failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect on the operations of Lender .

b. Lender and each person executing this Loan Agreement has the necessary power and authority, and the legal right, to make and deliver this Loan Agreement , and has taken all necessary action to authorize the conditions of this Loan Agreement and to authorize the execution, delivery and performance thereof . No consent or authorization of, filing with, notice to or other similar act by or in respect of any Governmental Authority or any other Person is required to be obtained or made by or on behalf of Lender in connection with the execution, delivery, performance, validity or enforceability of this Loan Agreement. This Loan Agreement has been duly executed and delivered on behalf of Lender. This Loan Agreement constitutes a legal, valid and binding Loan Agreement enforceable against Lender in accordance with its terms.

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5.3   Survival. All of the representations and warranties set forth in Section 5.01 shall survive until all of Borrower 's Obligation s are paid and satisfied in full and all offsets, defenses or counterclaims that Borrower has or may claim to have, have been released or discharged.

6.      Covenants.

6.01        Affirmative Covenants. Borrower hereby covenants and agrees that so long as this Loan Agreement is in effect or any of Borrower's Obligations shall remain outstanding, and until all of the commitments hereunder or in the Notes and other Loan Documents have been terminated , Borrower shall maintain the following covenants:

a. Loan Purpose. Borrower shall use the proceeds of a Loan only for the purposes set forth herein or in the Note evidencing each Loan, and will furnish Lender such evidence as it may reasonably require with respect to such use.
b. Financial Reporting/Notices . Borrower shall furnish Lender, in form and detail satisfactory to Lender, during the term of the Loans:

i. As soon as available, but in any event within 90 days after each Fiscal Year-End: a consolidated balance sheet, the related consolidated statement of shareholders' (or equivalent) equity and cash flows and the related consolidated statement of income or operations for such Fiscal Year of Companies and their Subsidiaries as of the end of such Fiscal Year, setting forth in each case, in comparative form, the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP. Such consolidated statement s shall be audited and accompanied by a report and opinions of an independent certified public accountant, reasonably acceptable to Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit;

ii. As soon as available, but in any event within 45 days after each Fiscal Quarter-End, a consolidated balance sheet, the related consolidated statement of cash flows and the related consolidated statement of income or operations for such Fiscal Quarter-End of Companies and their Subsidiaries, and for the portion of Companies' Fiscal Year then ended, setting forth in each case, in comparative form, the figures for the corresponding Fiscal Quarter End of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail;

iii. Concurrently with the delivery of the financial statements referred to in Sections 6.01.b.i and ii, a duly completed Compliance Certificate, signed by a Responsible Officer, certifying that such financial statements are fairly presenting the financial condition, results of operation s, shareholders' (or equivalent) equity and cash flows of Companies and their Subsidiaries in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of footnotes with respect to financial statements provided under Section 6.0 l .b.ii.). A sample Compliance Certificate is attached hereto as Exhibit A. Companies' Compliance Certificate shall be accompanied by a Covenant Compliance Worksheet, a sample of which is attached hereto as Exhibit B, signed by a Responsible Officer;

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iv. As soon as available, but in any event not more than 45 days after Fiscal Year-End, as update of Borrower's business plan to include a projected balance sheet, income statement and statement of cash flow;

v. As soon as available, but in any event not more than 45 days after Fiscal Year-End, a timber harvest plan describing the proposed harvest of Timber from the real property Collateral for the ensuing calendar year, which will specify the total timber volume by species to be harvested from the real property Collateral and the location, by tract, of the harvest;

vi. As soon as available, but in any event not more than 45 days after the first three Fiscal Quarter-Ends and not more than 90 days after the fourth Fiscal Quarter-End, a timber harvest report detailing all Timber harvest activity on the real property Collateral, including, at a minimum, the total volume of logs by species scaled and a reconciliation of actual activity compared to the timber harvest plan for harvest and log sales by species and by tract;

vii. Promptly upon receipt thereof, copies of written communications of any material weaknesses or significant deficiencies in internal controls over financial reporting submitted to Borrower's audit committee by its independent certified public accountants in connection with an audit or review of Borrower and the responses of management to such communications;

viii. Promptly after the sending or making available, or filing of the same, copies of all reports or other statements that Borrower makes or sends to any Govenunental Authority or Person concerning compliance with all requirements of Law governing protection of the environment, endangered species of wildlife or other applicable law;

ix. Promptly upon the request of Lender, (1) copies of any filings and registrations with, and reports to or from, the Securities Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as Borrower shall send to its shareholders or to a holder of any Indebtedness owed by Borrower in its capacity as such a holder, and (2) upon the request of Lender, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters that are Material to Borrower;

x. Upon Borrower 's obtaining knowledge thereof, Borrower shall give written notice to Lender immediately of (1) the occurrence of an event or condition consisting of an Event of Default or Incipient Default, specifying the nature and existence thereof and what action Borrower proposes to take with respect thereto, and (2) the occurrence of any of the following with respect to Borrower: (a) the pendency or commencement of any litigation, arbitral or governmental proceeding against Borrower or a Related Party which if adversely determined is likely to have a Material Adverse Effect, (b) the institution of any proceedings against Borrower or a Related Party with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation, of any federal, state or local law, rule or regulation, including but not limited to, envirorunental Laws, the violation of which would likely have a Material Adverse Effect; and

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xi. Within sixty (60) days of receipt of appraisal reports or appraisal updates on the Collateral as required by Borrower's entity documents, Borrower shall provide such appraisal reports or appraisal updates to Lender. The appraisal report shall be a Certified Appraisal.

c. Insurance. Borrower shall maintain general liability insurance with insurance companies reasonably acceptable to Lender in such amounts, with such terms and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated, and make such increases in the type or amount of coverage as Lender may reasonably request. At the request of Lender , all policies (or such other proof of compliance with this subsection as may be satisfactory to Lender) shall be delivered to Lender and shall show Lender as loss payee.

d. Taxes. Borrower shall pay, or cause to be paid, when due, all taxes imposed upon it or on any of their Property or that it is required to withhold and pay, except when contested in good faith by appropriate proceedings with adequate reserves therefore having been set aside on their books. Notwithstanding the foregoing right of contest, such taxes will be paid whenever foreclosure on any Lien that has attached appears imminent.

e. Additional Borrowers. No Person shall become a Subsidiary of Borrower without Lender's prior written consent, which will not be unreasonably withheld. As of the Closing Date, Borrower is processing the documents to create a Subsidiary and Lender has knowledge and provides its consent to such Subsidiary, subject to the remaining provisions of this Section 6.01.e. At the time any Person becomes a Subsidiary of Borrower , Borrower shall so notify Lender and upon request of Lender, at is sole option, shall cause such Person to (i) execute an assumption agreement in favor of Lender in form and content satisfactory to Lender, and (ii) may deliver, or cause to be delivered, such other documentation as Lender may reasonably request in connection with the foregoing, including without limitation, a certified resolution and Organizational Documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to Lender.

f. Records. Borrower shall keep accurate and complete Records of its operations, consistent with sound business practices. Borrower shall, when reasonably requested by Lender, make available for inspection all assets and properties of Borrower and make available for inspection and copying by duly authorized representatives of Lender, all Records related to its assets and Properties and will furnish Lender any information regarding its business affairs and financial condition within a reasonable time after Lender's request.

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g. Laws. Borrower shall comply with all Laws applicable to it and its Property if noncompliance with any such Law would have a Material Adverse Effect.

h. Property Maintenance. Borrower shall maintain and preserve its Property in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such Properties and equipment from time to time, all repairs, renewals, replacements, extensions, additions, betterments and improvements as may be needed or proper, to the extent and in the manner customary for companies in similar businesses. Borrower shall perform in all material aspects, all of its obligations under the terms of all Material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or which it is bound.

i. Indebtedness. Borrower shall pay when due (or within applicable grace periods) all Indebtedness due third persons, except when the amount is being contested in good faith by appropriate proceedings and with adequate reserves being set aside on their books.

j. Subordination. Borrower hereby subordinates all Intercompany Indebtedness, including the unsecured debt to Pope Resources , A Delaware Limited Partnership, to Borrower 's Obligations to Lender; provided however , so long as there exists no Event of Default or Incipient Default , Borrower may pay such Intercompany Indebtedness in the ordinary course of its businesses.

k. Change of Location. Borrower shall notify Lender 30 days in advance of any change in its headquarters location.

l. Collateral. Borrower shall comply with the terms of all Loan Documents concerning Collateral pledged to Lender as Collateral for the Loans. To the extent the expiration date for any such document occurs before the maturity date of a Loan, at Lender's request, Borrower shall negotiate an extension of such document to match or exceed the maturity date of a given Loan.

m. Additional Documents. From time to time, Borrower shall execute and deliver to Lender such additional documents and will provide such additional information as Lender may reasonably require to carry out the terms of this Loan Agreement and be informed of the status and affairs of each Borrower.

6.2   Financial Covenants. Borrower hereby covenants and agrees that so long as this Loan Agreement is in effect or any of Borrower 's Obligations shall remain outstanding, Borrower shall cause Companies to comply with and maintain the following financial covenants:

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a. Consolidated Debt Coverage Ratio shall be no less than 1.00:1.00 to be measured by the Fiscal Year-End financial statements of Companies as of each Fiscal Year-End;

b. Borrower will limit outstanding principal balances of the Loans on Collateral to fifty percent (50%) of the aggregate Appraised Timberland Value of such Collateral at all times during the life of the Loan.

6.3   Negative Covenants. Borrower hereby covenants and agrees that so long as this Loan Agreement is in effect or any of Borrower's Obligations shall remain outstanding, and until all of the commitments hereunder have terminated, unless the prior written consent of Lender is obtained, which consent shall not be unreasonably withheld:

a. Liens. Borrower shall not:

i. Contract, create, incur, assume or permit to exist any Lien with respect to any of the Collateral or any portion thereof, or any Property that replaces or upgrades the Collateral, whether now owned or after acquired, except for Permitted Liens.

ii. Sell or replace the Collateral or any portion thereof unless approved by Lender and subject to Lender's Lien on replacement Property, except for Permitted Dispositions and sales of Timber and stumpage in the ordinary course of business.
b. Nature of Business. Borrower shall not substantively alter the nature, character or conduct of its business conducted by it as of the Closing Date.

c. Consolidation, Merger, Sale or Purchase of Assets. Except for sales of Timber and stumpage in the ordinary course of business, Borrower shall not:

i. Dissolve, liquidate or wind up its affairs, or enter into any transaction of merger or consolidation; provided however, that, so long as no Event of Default or Incipient Default would be directly or indirectly caused as a result thereof, Borrower may merge or consolidate with any of its Subsidiaries, provided that Borrower is the surviving entity;

ii. Make an Asset ·Disposition, which would have a Material Adverse Effect on the financial condition of Borrower.

d. Fiscal Year; Organizational Documents. Borrower shall not change its Fiscal Year-End or amend, modify or change its Organization Documents.

e. Accuracy of Reporting. Borrower shall not furnish any certificate or other document to Lender that contains any untrue statement of Material fact or that omits to state all Material facts necessary to make it not misleading in light of the circumstances under which it was furnished.

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6.4.         Timber Harvesting.

a. Allowable Annual Cut. Until and unless subsequently revised by Borrower, with Lender's approval, due to appraisal information or a change in laws and subject to the other conditions herein, Borrower may harvest in each Fiscal Year of the term of the Loan, total Merchantable Timber of up to 22,000 MBF from the McCloud Timberlands and the Willapa Timberlands. At no time, beginning with the 2016 fiscal year shall the rolling three year actual harvest Merchantable Timber for the McCloud Timberlands exceed 43,000 MBF and at no time shall the rolling three year actual harvest Merchantable Timber for the Willapa Timberlands exceed 33,000 MBF. Collectively, this is the "Allowable Annual Cut" or "AAC". Refer to Exhibit "C" for the calculation worksheet.

b. Cumulative Allowable Harvest. For any Fiscal Year in which the actual volume of Timber harvested is less than the AAC permitted for such year, the difference between the AAC and the actual volume harvested (the "Annual Harvest Remainder") for such period will be carried forward to subsequent years, subject to the limitation in the next sentence. For any Fiscal Year, the AAC for that year plus the sum of any unapplied Annual Harvest Remainder from previous years is referred to as the "Cumulative Allowable Harvest" or "CAH". In no event shall the CAH for any year exceed twice the AAC. All Timber harvest is subject to the laws in the states where the Timberland is located.

c. Excess Cutting Payments. For any Fiscal Year during which the volume of Timber harvested is more than the AAC or CAH, as applicable, for such Fiscal Year (an "Excess Cut"), Borrower shall pay to Lender, subject to Section 6.04.d below, an amount equal to: (a) the Excess Cut, multiplied by (b) $100 per MBF (an "Excess Cutting Payment") . Any Excess Cutting Payment shall be paid by Borrower to Lender on the first day of the Fiscal Quarter following the severance of the Timber constituting the Excess Cut and shall be applied to the principal of Note No . 6214502 or placed into the Future Payment Fund with removal restrictions. Any such prepayment of principal shall be treated in the same manner as any other prepayment and shall be subject to Prepayment Fees.

d. De Minimis Excess Cut. Notwithstanding the terms of Section 6.04.c above, Borrower shall not be obligated to pay any Excess Cutting Payment for any Fiscal Yeats during the term of any Loan during which the volume of Timber severed exceeds the AAC (or such portion of the CAH, which shall represent the AAC) for such cutting period by not more than twenty percent (20%) of said AAC.

7.   Prepayment and Breakage Fees.

7.01         Prepayment Fee.

a. Exemption to Prepayment Fee. Principal prepayments made while a Loan is priced under the Lender's short term variable rate options shall not be subject to a Prepayment Fee. In addition, there is no Prepayment Fee for any prepaid principal if a prepayment is received on an interest change date, as applicable, for the Loan being prepaid. Other prepayments of principal shall be subject to a Prepayment Fee, as described below.

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b. "Prepayment" Defined . For purposes of any Note, "prepayment" shall mean any instance wherein the indebtedness is partially or fully satisfied in any manner prior to a payment due date whether voluntarily or involuntarily (excluding scheduled payments that have been paid) pursuant to the terms of the Loan Documents. Prepayment shall include, but not be limited to: (i) any payment after an Event of Default under the Loan Documents; (ii) payment to Lender by any holder of an interest in any Collateral; (iii) any payment after a Loan Maturity Date is accelerated for any reason; (iv) payment resulting from any sale or transfer of Collateral pursuant to foreclosure, sale under power, judicial order or trustee's sale; and (v) payment by sale, transfer or offsetting credit in connection with or under any bankruptcy, insolvency, reorganization, assignment for the benefit of creditors or receivership or similar proceedings under any statute of the United States or any state thereof involving Borrower, Guarantors and or the Collateral. In the event of any acceleration of a Loan Maturity Date, the amount due hereunder shall include the charge that would be due under the Prepayment Fee in the event of a voluntary prepayment at the time of such acceleration , and the date of acceleration of a Loan Maturity Date will be deemed to be the date of prepayment.

c. Prepayment Fee. The "Prepayment Fee" is an amount intended to reasonably compensate Lender for the loss of the intended benefit of Lender's bargain in the case of a prepayment. Borrower and Lender intend that the principal balance of each Loan will yield to Lender an annual return after the date the Loan is prepaid of not less than the annual return for the period when the interest rate is fixed. In the event of a prepayment, Lender will lose the intended benefit of its bargain. Accordingly , the Prepayment Fee shall be payable, on demand, and shall be an amount calculated on a make-whole basis, as calculated under Lender's then current methodology.

7.2.          Breakage Fee. In the event of an occurrence under subparagraphs a. or b. below, then Borrower shall immediately pay Lender, on demand, a Breakage Fee in an amount calculated on a make-whole basis, as calculated under Lender's then current methodology :

a. Borrower provides Lender Notice that Loan principal is to be priced using a fixed rate option as allowed in a Note, if any, after which Borrower revokes such Notice ; or

b. Borrower provides Lender Notice that Loan principal priced under a fixed rate option, if any, is to be priced, repriced or prepaid on other than a pricing date, after which Borrower revokes such Notice.

7.3.          Participation. Participant(s), if any, may calculate a Prepayment Fee or Breakage Fee using the calculation on a ·make-whole basis, as calculated under Lender's then current method ology, provided however, a participant may use a different methodology than Lender.

8.             Default.

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8.1            Events of Default. Time is of the essence in the performance of the Loan Documents. The occurrence of any one or more of the following events shall constitute an Event of Default under the Loan Documents:

a. Borrower fails to make any payment of principal, interest or other costs, fees or expenses when due or perform any obligation or covenant as and when required under the Loan Documents for the Loan(s) or any other Note(s), or loan(s) Borrower , or any of them, may have with Lender.

b. Any financial statement, representation , warranty or certificate made or furnished by Borrower or Guarantor to Lender in connection with the Loan, or as an inducement to Lender to enter into the Loan is materially false, incorrect, or incomplete when made.

c. Borrower or Guarantor shall fail generally to pay its debts as such debts become due, or becomes insolvent or becomes the subject of an insolvency proceeding.

d. Any Guarantor shall revoke, repudiate or terminate such Guaranty.

e. This Note or any other Loan Document ceases to be valid and binding on Borrower or Guarantor or is declared null and void, or the validity or enforceability thereof is contested by Borrower or Guarantor or Borrower or Guarantor denies that it has any or further liability under this Note or any of the other Loan Documents.

8.2           Acceleration. In the event of any uncured Event of Default beyond any applicable cure periods provided for in the Loan Documents, at Lender's option, without notice or demand, the unpaid principal balance of the Loan(s), plus all accrued and unpaid interest thereon and all other amounts due shall immediately become due and payable.

8.3           Default Interest Rate.

a. Loans with "Adjusted Principal Balance." The Default Interest Rate applicable to a delinquent payment for a Loan Segment of a Loan with payments computed using an Adjusted Principal Balance (as defined in each Note) shall equal four percent (4%) per annum above the interest rate in effect on such Loan Segment at the time such payment was due, which rate shall accrue on the total amount of the payment due until paid, accelerated or upon maturity. Provided, however, upon acceleration and or maturity, the outstanding principal balance of all Loan Segments, including Prepayment Fees and Breakage Fees, if any, shall be added to the Base Rate Loan Segment and thereafter the Default Interest Rate shall be equal to and remain at four percent (4%) per annum above the interest rate in effect for such Base Rate Loan Segment at the time of acceleration or maturity and shall accrue on the entire unpaid balance of the Loan until paid in full. Provided further, in the event there is no Base Rate Loan Segment but multiple fixed rate Loan Segments, the Default Interest Rate shall be equal to and remain at four percent (4%) per annum above the interest rate in effect on each Loan Segment at the time of acceleration or maturity and shall accrue on the entire unpaid balance of the Loan segment until paid in full.

Master Loan Agreement
ORM Timber Fund III (REIT) Inc.

b. Loans with no · "Adjusted Principal Balance." The Default Interest Rate applicable to a delinquent payment for the Loan, or a Loan Segment of a Loan, computed with no Adjusted Principal Balance, shall remain at the rate in effect on such Loan or the Loan Segment at the time such payment was due. Upon acceleration and or maturity, the outstanding principal balance of the Loan, and all Loan Segments, including Prepayment Fees and Breakage Fees, if any, shall be added to the Loan, or the Base Rate Loan Segment, as applicable, and thereafter the Default Interest Rate shall be equal to and remain at the interest rate in effect for the Loan, or such Base Rate Loan Segment, as applicable, at the time of acceleration or maturity and shall accrue on the entire unpaid balance of the Loan until paid in full. Provided however, in the event there is no Base Rate Loan Segment but multiple fixed rate Loan Segments, the Default Interest Rate shall remain at the rate in effect on each Loan Segment at the time of acceleration or maturity and shall accrue on the entire unpaid balance of the Loan Segment until paid in full.

8.04        Notice and Opportunity to Cure. Notwithstanding any other provision of the Loan Documents, Lender shall not accelerate the maturity of a Loan (a) because of a monetary default (defined below) unless the monetary default is not cured within ten (10) days of its due date, or (b) because of a nonmonetary default (defined below) unless the nonmonetary default is not cured within thirty (30) days after (i) the date on which Lender transmits by facsimile, mails or delivers written notice of the nonmonetary default to Borrower, or (ii) the date on which Borrower notifies Lender (verbally or in writing) of the nonmonetary default. For purposes of this Loan Agreement, the term "monetary default" means a failure by Borrower to make any payment required of it pursuant to the Note or any other Loan Document, and the term "nonmonetary default" means a failure by Borrower or any other Person to perform any obligation contained in the Loan Documents, other than the obligation to make payments provided for in the Notes and Loan Documents.

9.             Enforcement and Waiver.

9.1          Enforcement and Waiver by Lender. Lender shall have the right at all times to enforce the provisions of the Loan Documents in strict accordance with the terms thereof, notwithstanding any conduct or custom on the part of Lender in refraining from so doing at any time or times. The failure of Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions or as having in any way or manner modified or waived the same. All rights and remedies of Lender are cumulative and concurrent, and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy. Lender shall have, in addition to the rights and remedies given it by the Loan Documents, all rights and remedies allowed by all applicable Laws and in equity.

9.2           Waiver of Damages by Borrower. To the fullest extent permitted by applicable Law, Borrower shall not assert, and each such party hereby waives, any claim against any lndemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Loan Agreement, any other Loan Document or any agreement or instrument contemplated, the transactions contemplated, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 12.07 below shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Loan Agreement or the other Loan Documents or the transactions contemplated.

Master Loan Agreement
ORM Timber Fund III (REIT) Inc.

10.           Notices.

10.01       Notice and Other Communications; Email and FAX Copies.

a. General. Unless otherwise expressly provided herein or in the Loan Documents, all notices and other communications provided for hereunder shall be in writing (includi ng by FAX transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, FAX number or, subject to Subsection c. below, email address, and all notices and other communications expressly permitted hereunder to be given by telephone and shall be made to the applicable telephone number, as follows:

i.	If to Borrower : Attention: Thomas M. Ringo, CFO ORM Timber Fund III (REIT) Inc. 19950 7th Avenue NE, Suite 200 Poulsbo, WA 98370 Facsimile: (360) 697-5932 E-mail: tom@orminc.com

ii.
If to Lender:
Attention: Kristy Searles
Northwest Farm Credit Services, FLCA
650 Hawthorne Ave. SE, Suite #210
Post Office Box 13309
Salem, OR 97309-1309
Facsimile: (503) 373-3006
E-mail: SalemAgribusiness@northwestfcs.com

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (1) actual receipt by the relevant party hereto and (2) (a) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (b) if delivered by Certified Mail, Return Receipt Requested, upon receipt ; (c) if delivered by FAX, when sent and receipt has been confirmed by telephone; and (d) if delivered by email (which form of delivery is subject to the provisions of Subsection c. below), when delivered . In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

b. Effectiveness of FAX Documents and Signatures. Loan Documents may be signed and transmitted by FAX. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on Borrower, Guarantors, as applicable, and Lender. Lender may also require that any such document and signature be confirmed by manually-signed original thereof ; provided however, that the failure to request or deliver the same shall not limit the effectiveness of any FAX document or signature.

Master Loan Agreement
ORM Timber Fund III (REIT) Inc.

c. Use of Email. Email, internet or intranet websites may be used only to distribute routine communications, such as financial statements, covenant reporting, billing statements and other like information and to distribute Loan Documents for execution by the parties thereto and may not be used for any other purpose, unless approved by Lender and the parties hereto. Provided, an original signed document that has been scanned and attached to an email shall have the same force and effect as a document sent by FAX.

11.          Participation. Notwithstanding any other provision of this Loan Agreement, Borrower understands that Lender may at any time enter into participation agreements with one or more participating lenders whereby Lender will allocate certain percentages of its commitment to these lenders. Borrower acknowledges that, for the convenience of all parties, this Loan Agreement is being entered into with Lender only, and that Borrower's Obligations under this Loan Agreement are undertaken for the benefit of, and as an inducement to, any such participating lender as well as Lender, and Borrower hereby grants to each participating lender, all the rights and remedies afforded Lender hereunder.

12.          Governing Law; Jurisdiction; Etc.

12.1       Governing Law. THIS LOAN AGREEMENT SHALL BE GOVERNED BY, AND CONS1RUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WASHINGTON, EXCEPT WHERE THE LOCATION OF THE COLLATERAL FOR THE LOAN MAY REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE OR WHERE FEDERAL LAWS, INCLUDING THE FARM CREDIT ACT OF 1971, AS AMENDED, MAY BE APPLICABLE.

12.2       Submission to Jurisdiction. BORROWER AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF WASHINGTON SITTING IN SPOKANE COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE EASTERN DISTRICT OF WASHINGTON, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT , AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MA Y BE HEARD AND DETERMINED IN SUCH WASHINGTON STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS LOAN AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Master Loan Agreement
ORM Timber Fund III (REIT) Inc.

12.3        Waiver of Venue. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 12.02 HEREOF. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORU M TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

12.4        Service of Process. EACH PARTY HERETO IRREVOCABLY WAIVES PERSONAL SERVICE OR PROCESS, WHICH MAY BE MADE IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.5        WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR ANY LOAN DOCUMENTS AND ANY FUTURE MODIFICATIONS, AMENDMENTS, EXTENSIONS, RESTATEMENTS AND SERVICING ACTIONS RELATING TO THIS LOAN AGREEMENT AND ANY LOAN DOCUMENTS. THE PARTIES INTEND THAT THIS JURY WAIVER WILL BE ENFORCED TO THE MAXIMUM EXTENT ALLOWED BY LAW.

12.6        Consultation with Counsel. Borrower certifies that it has carefully read this Loan Agreement and other Loan Documents; that it understands the contents of this Loan Agreement and other Loan Documents; that in executing this Loan Agreement and other Loan Documents, it has not relied on the advice, opinions or statements of Lender or its officers, directors, employees or attorneys; and that it signed this Loan Agreement and other Loan Documents of their own free will and accord. Lender recommends that Borrower consult its counsel and or other professional advisor before signing this Loan Agreement and other Loan Documents. To the extent Borrower has not consulted with an attorney or other professionals in connection with this Loan Agreement and other Loan Documents, it acknowledges that it was given the opportunity to do so and chose of their own free will and accord not to do so.

12.7        Expenses and Indemnification.

a. Expenses. Borrower shall pay directly or reimburse Lender for paying:

Master Loan Agreement
ORM Timber Fund III (REIT) Inc.

i. such counsel or experts engaged by Lender from time to time, so long as no Default shall have occurred and is continuing, with the prior approval of Borrower (which approval shall not be umeasonably withheld or delayed), in connection with (A) the negotiation, preparation, administration, execution and delivery of this Loan Agreement and the other Loan Documents and the Loans hereunder and (B) any amendment, modification or waiver of any of the terms of this Loan Agreement or any other Loan Document requested by or consented to by Borrower;

ii. all reasonable costs and expenses of Lender (including, without limitation, reasonable counsels' fees and expenses and reasonable experts' fees and expenses) in connection with (A) any Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or "work-out" (whether or not consummated) of the obligations of Borrower under this Loan Agreement or any other Loan Documents or the obligations of any other party under any other Loan Document and (B) the enforcement of this Section 12.07; and

iii. all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any Government Authority in respect of this Loan Agreement or any other Loan Document or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any Lien contemplated by this Loan Agreement or any other Loan Document to which Lender is intended to be a party or any other document referred to herein or therein.

Anything in the foregoing to the contrary notwithstanding, the Company shall not be responsible for any costs or expenses of Lender to the extent such costs or expenses relate solely to ministerial activities of Lender in the ordinary course of its business and do not relate to Lender's administration of the basic Loan Documents or the transactions contemplated thereby.

b. Indemnity. Borrower hereby indemnifies Lender and its officers, directors, employees, representatives, attorneys and agents (each an "Indemnitee") from, and shall hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and expenses of counsel for each Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the termination of Borrower's Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to:

i. any of the transactions contemplated hereby, by any other Loan Document or the execution, delivery or performance of this Loan Agreement or any other Loan Document;

ii. the extensions of credit hereunder or the actual or proposed use by Borrower of any of the extensions of credit hereunder or the grant to Lender, for the benefit of Lender, any Lien on the Collateral or in any other Property of Borrower or any other Person; or

Master Loan Agreement
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iii. the exercise by Lender of any of its rights and remedies (including, without limitation, foreclosure) under any agreements (including, without limitation , the security documents) creating any such Lien
(but excluding, as to any Indemnitee, (A) any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, sqits, costs or disbursements to the extent, but only to the extent, caused by (1) the gross negligence or willful misconduct of such Indemnitee or (2) with respect to any particular Indemnitee, claims of another Indemnitee against such particular lndemnitee unless such claims are the result of, arise out of or are in any way related to, directly or indirectly, the failure of Borrower, any Affiliate, Guarantor or any other Person to comply with its obligations under any Loan Document or the breach of any representation or warranty of Borrower , any Affiliate, Guarantor or any other Person in any Loan Document to which it is a party or (B) costs and expenses expressly subject to Section 12.07 a. hereof, to the extent that such Indemnitee is not entitled to (or is limited in claiming) reimbursement in accordance with the provisions of Section I2.07 a. hereof).

Without limiting the generality of the foregoing, Borrower hereby indemnifies each Indemnitee from, and shall hold each Indemnitee harmless against, any losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements described in the preceding paragraph (including, without limitation, any lien filed against the Collateral by any Government Authority) arising under any Environmental Law as a result of the past, present or future operations of Borrower (or any predecessor in interest to Borrower), or the past, present or future condition of any site or facility owned, operated or leased by Borrower (or any such predecessor in interest), or any release or use or threatened release of any hazardous materials at any such site or facility, including any such release or use or threatened release, which shall occur during any period when such Indemnitee shall be in possession of any such site or facility following the exercise by Lender of any of its rights and remedies hereunder or under any other Loan Document.

c. Payments. All amounts due under this Section I 2.07 shall be payable not later than ten Business Days after demand therefore.

d. Survival. The agreements in this Section 12.07 shall survive the repayment, satisfaction or discharge of Borrower's Obligations.

13.       Miscellaneous.

13.01  Construction.

a. The provisions of this Loan Agreement shall be in addition to those of any other Loan Document or other evidence of liability held by Lender, all of which shall be construed as complimentary to each other. In the event of a conflict between the terms of this Loan Agreement and any other Loan Document, the terms of this Loan Agreement shall control such conflict. Nothing herein contained shall prevent Lender from enforcing any or all of the other Loan Documents in accordance with their respective terms. All Exhibits attached to this Loan Agreement are incorporated herein and made a part hereof.

Master Loan Agreement
ORM Timber Fund III (REIT) Inc.

b. This Loan Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

c. In this Loan Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word "from" means "from and including" and the word "to" or "until" means "to and including."

d. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns and (iii) the words "herein," "hereof ' and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof.

e. A reasonable person standard shall be applied to each and every warranty, representation, requirement or thing to be done or performed hereunder except when the term "in its discretion" or "in its sole discretion" is used herein.

13.2        Binding Effect, Assignment and Entire Agreement. The Loan Documents will inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of Lender. The Loan Documents constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party and dated subsequent to the date herein.

13.3        Severability. If any provision of this Loan Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Loan Agreement that can be given effect without the invalid provision , and, to this end, the provisions hereof are severable.

13.4        No Personal Liability. In any action brought to enforce the obligation of Borrower to pay Borrower's Obligations, any judgment or decree shall not be subject to execution on, nor be a lien on, the assets of the Manager or shareholders of Borrower, other than their interests in the Collateral, if any. The foregoing shall in no way otherwise affect the direct personal liability of Borrower.

Master Loan Agreement
ORM Timber Fund III (REIT) Inc.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

In Witness Whereof, the parties hereto have duly executed thi s Loan .Agreement as of the date first above writt en .

LENDER:
NORTHWEST FARM CREDIT SERVICES, FLCA

By: _____________________________
Authorized Agent

NORTHWEST FARM CREDIT SERVICES , PCA

By: _____________________________
Authorized Agent

BORROWER:
ORM Timber Fund III (REIT) Inc.
By: Olympic Resource Management LLC, its Manager
By: Pope MGP, Inc., its Managing Member

By: David L. Nunes
Its: President and CEO

Master Loan Agreement
ORM Timber Fund III (REIT) Inc.

ORM Timber Fund Ill (REIT) Inc.

EXHIBIT A TO MASTER LOAN AGREEMENT
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: _________________, 20_

To: Northwest Fann Credit Services, FLCA and Northwest Farm Credit Services, PCA
Reference is made to that certain Master Loan Agreement dated as of December 2, 2013, (the "Loan Agreement") among ORM Timber Fund III (REIT) Inc. ("Borrower"), and Northwest Farm Credit Services, FLCA and Northwest Farm Credit Services, PCA ("Lender").

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the _________________ of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Lender on behalf of Borrower , and that:

[Use following Paragraph 1 for Fiscal Year-End financial statements]
1. Attached hereto as Schedule 1, are the Fiscal Year-End audited financial statements required by Section 6.0 l.b.i of the Loan Agreement for the fiscal year of Companies ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following Paragraph 1 for [first/second/th ird] Fiscal Quarter-End financial statements]
1. Attached hereto as Schedule 1, are the financial statements required by Section 6.01.b.ii. of the Loan Agreement for the Fiscal Quarter of Companies ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Companies and their Subsidiaries in accordance with GAAP, as at such date and for such period, subject only to normal year-end adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Loan Documents and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Companies during the accounting period covered by the attached financial statements.

3. A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determin ing whether during such fiscal period Borrower performed and observed all its obligations under the Loan Documents, and

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[select one:]

[To the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.] Exhibit B hereto is a Covenant Compliance Worksheet.

--or--

[The following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. To the best knowledge of the undersigned, the representations and warranties of Borrower contained in the Loan Documents, and any representations and warranties of Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

5. To the best knowledge of the undersigned, the financial covenant analyses and information set forth on Schedule 1, attached hereto, are true and accurate on the Calculation Date and the undersigned has received no information to the contrary as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ---------' 20______________

ORM Timber Fund III (REIT) Inc.

By: ______________________________
Name: ____________________________
Title: _____________________________

Master Loan Agreement
ORM Timber Fund III (REIT) Inc.

EXHIBIT B TO MASTER LOAN AGREEMENT
COVENANT COMPLIANCE WORKSHEET

For the Fiscal Quarter-End/Fiscal Year-End ________________________ ("Calculation Date")

6.02 (a.) Consolidated Debt Coverage Ratio

Consolidated EBITDA	$
minus Distributions	$
Numerator (A)	$

CPLTD as of the Prior Fiscal Year-End	$
plus Consolidated Net Interest Expense	$
Denominator (B)	$

Debt Coverage Ratio (A + B)

Minimum Debt Coverage Ratio Requirement	1.00 : 1.00

In Compliance (cirde one)	YES / NO

6.2 (b.) Loans to Appraised Timberl and Value

(A) Outstanding Principal Balances of Loans at 12/31/20

(B) Appraised Timberland Value of Collateral as of __ / __ / __

Loans to Collateral Ratio (A + B)		%

Maximum Loans to Collateral Ratio Allowed	50.00%

In Compliance (circle one)	YES / NO

Master Loan Agreement
ORM Timber Fund III (REIT) Inc.

EXHIBIT C TO MASTER LOAN AGREEMENT
ALLOWABLE ANNUAL CUT WORKSHEET

6.04 Timber Harvesting

(a.) Allowable Annual Cut (AAC)	FY	FY	FY	3-Yr Cumulative

Mccloud Timberlands Harvest
3-Yr Cumulative Not to Exceed 43,000 MBF plus Willapa Timberlands Harvest
3-Yr Cumulative Not to Exceed 33,000 MBF equals Total Collateral Harvest
Annual Total Not to Exceed 22,000 MBF

(b.) Cumulative Allowabl e Harvest (CAH)	For the ReportingQuarter Ending:	___ /___ /___

Allowable Annual Cut (AAC)		22,000
less Total CollateraI Harvest
Annual Harvest Remainder (AHR)
plus AHR from Previous Years
less Applied AHR from Previous Years
equals (i.) Calculated Amount
(ii.) Twice the Allowable Annual Cut (AAC)		44,000
Cumulative Allowable Harvest (CAH}
CAH = the lesser of (i.) or (ii.)

Master Loan Agreement
ORM Timber Fund III (REIT) Inc.

(c.) Excess Cutting Paments	For the ReportingQuarter Ending:	___ /___ /___

Total Collateral Harvest
less Cumulative Allowable Harvest (CAH)
equals Excess Cut Above CAH	(enter zero if negative)
X $100.00 / MBF
equals Calculated Excess Cutting Payment

Master Loan Agreement
ORM Timber Fund III (REIT) Inc.